SCHEDULE A

JAMES ALPHA FUNDS TRUST
FUNDS AND CLASSES THEREOF

FUND	CLASSES OF EACH FUND
Easterly Global Real Estate Investments Fund	Class A / Class C / Class I / Class R6
Easterly Hedged Equity Fund	Class A / Class C / Class I / Class R6
Easterly Income Opportunities Fund	Class A / Class C / Class I / Class R6
Easterly Snow Long/Short Opportunity Fund	Class A / Class C / Class I / Class R6
Easterly Snow Small Cap Value Fund	Class A / Class C / Class I / Class R6
Easterly RocMuni High Income Municipal Bond Fund	Class A / Investor Class / Class I
Easterly RocMuni Short Term Municipal Bond Fund	Investor Class / Class I

Last Amended: January 18, 2024